Exhibit 23.1

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Highlands Bankshares, Inc. Registration Statements No. 333-196774 and No.333-195355 on Form S-1, and No. 333-83618 on Form S-3 of our report dated March 30, 2015 related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2014 Annual Report to Stockholders, which is filed as exhibit 13.1 to Form 10-K for the year ended December 31, 2014.

CERTIFIED PUBLIC ACCOUNTANTS

Bristol, Virginia March 30, 2015